BDO Seidman, LLP Accountants and Consultants	330 Madison Avenue New York, New York 10017 Telephone: (212) 885-8000 Fax: (212) 697-1299

June 3, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Ramp Corporation (the "Company") included under Items 4.01 and 4.02 of its Form 8-K filed with the Commission on May 26, 2005, and we agree with such statements as they relate to BDO Seidman, LLP ("BDO"), except as follows:

BDO disagrees with the Company's statement in (ii) of the second paragraph of Item 4.01.

BDO notified the Company's management and audit committee of the following reportable events:

BDO advised Ramp's management and its Audit Committee that there were reportable conditions during 2004, which constituted a material weakness in internal control. The identified material weakness stems from the Company's numerous non-routine equity transactions involving complex and judgmental accounting issues. BDO noted instances where Generally Accepted Accounting Principals were not correctly applied and adjustments to the Company's financial statements were required.

On May 20, 2005, Ramp Corporation's management and audit committee notified us that in December of 2003 Mr. Andrew Brown, the then President of Ramp Corporation accepted a cash gift from an advisor to several of the Company's investors. Mr. Brown reported that he had destroyed the cash gift. We believe that Mr. Brown's receipt of the cash gift and his lack of a prompt and appropriate action at the time cast significant doubt over our ability to rely on management's integrity and thus management's representations, which were an integral component of our audits for the years ended December 31, 2003 and 2004. We are therefore unwilling to be associated with the financial statements prepared by management.

On April 11, 2005, BDO notified the Company and its Audit Committee of certain allegations that are being investigated by the Company's Board of Directors. On May 20, 2005, we became aware of other allegations that are also being investigated.

The results of the above mentioned investigations when completed may materially impact the fairness and or reliability of the December 31, 2003 and 2004 audited financial statements.

BDO is not in a position to agree or disagree with the Company's statements in the fourth paragraph of Item 4.01.

Very truly yours,

BDO Seidman, LLP